                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                             MICROSIGNAL CORPORATION
                             -----------------------

     Nevada                                   88-0231200
     ------                                   ----------
(State or other jurisdiction of               (IRS Employer
 incorporation or organization)               Identification Number)

                   345 Southpointe Blvd., Canonsburg PA 15317
                   ------------------------------------------
               (Address of principal executive offices)(Zip Code)

     Independent Contractor/Consulting Agreement with Antal Markus
         Independent Contractor/Consulting Agreement with Gopals Sahota Independent Contractor/Consulting Agreement with Igor Litovsky
         Independent Contractor/Consulting Agreement with Arkadi Aminov
                 Employment Agreement with Matthew G. McConaghy
                              (Full Title of Plan)

                         Matthew G. McConaghy, President
                             MicroSignal Corporation
                              345 Southpointe Blvd.
                               Canonsburg PA 15317
                                 (724) 746-9476
           (Name, address and telephone number of agent for service.)
                                 with copies to:
                                Claudia J. Zaman
                                 Attorney At Law
         20700 Ventura Blvd. Suite 227 Woodland Hills, California 91364

                       CALCULATION OF REGISTRATION FEE

                                                                   Proposed
                                             Proposed              Maximum
                                             Maximum            Aggregate Amount
Title of Securities     Amount of Shares     Offering           Offering  Regis.
to be Registered        to be Registered     Price per Share        Price           Fee
----------------     -------------------     ---------------    ---------------   -----------
$.001 par value
Common Stock                 2,412,500          $.36               $868500           $79.91

TOTALS                       2,412,500          $.36               $868500           $79.91

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act and is calculated on the basis of the last sales price per share of the Registrant's common stock on November 19, 2002 as reported by the OTC Electronic Bulletin Board.

PROSPECTUS

                             MICROSIGNAL CORPORATION
                              345 Southpointe Blvd.
                               Canonsburg PA 15317
                                 (724) 746-9476

                       (2,412,500 Shares of Common Stock)

     This Prospectus relates to the offer and sale by MicroSignal Corporation, a Nevada corporation (the "Company" or "MSC") of shares of its $.001 par value per share common stock (the "Common Stock") to certain consultants (the "Consultants") pursuant to consulting agreements entered into between the Company and the Consultants for payment of services rendered and to be rendered and compensation due to its CEO for services to the Company. The Company is registering hereunder and then issuing to the Consultants and the officer 2,412,500 shares of Common Stock in consideration for services to be performed and for services already performed under the respective agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Some of the Shares being registered hereunder are being registered for affiliates of the Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a Consultant who is not now an "affiliate" becomes an "affiliate" of the Company in the future, he would then be subject to
Section 16(b) of the Exchange Act. (See "General Information - Restrictions on Resales").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The  date  of  this  Prospectus  is  November  20,  2002

     This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: MicroSignal
Corporation,  345  Southpointe  Blvd.  Canonsburg  PA  15317.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock has been traded on the over-the-counter market since the second quarter of 2001 and is currently reported by the National Quotation Bureau Electronic Bulletin Board.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

     Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus                  5
Item 1. Plan Information                                              5
        General Information                                           5
        The Company                                                   5
        Purposes                                                      5
        Common Stock                                                  5
        The Consultants                                               5
        No Restrictions on Transfer                                   5
        Tax Treatment to the Consultants                              5
        Tax Treatment to the Company                                  6
        Restrictions on Resale                                        6
Documents Incorporated by Reference and Additional Information        6

Item 2.  Registrant Information and Employee Plan Annual Information  6
                   Legal Opinion and Experts                          6
                   Indemnification of Officers and Directors          7

Information Required in the Registration Statement                    7

Item 3.     Incorporation of Documents by Reference                   7

Item 4.     Description of Securities                                 7

Item 5.     Interests of Named Experts and Counsel                    7

Item 6.     Indemnification of Directors and Officers                 8

Item 7.     Exemption from Registration Claimed                       8

Item 8.     Exhibits                                                  8

Item 9.     Undertakings                                              9

Signatures                                                           10

Exhibit Index                                                        11

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information

GENERAL INFORMATION

The Company

     The Company has its principal executive offices at 345 Southpointe Blvd. Canonsburg PA 15317 where its telephone number is (724) 746-9476.

Purposes

     The Common Stock to be issued by the Company to certain Consultants will be issued pursuant to business consulting and agreements entered into between the Consultants and the Company, which agreements have been approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of the Consultants in the Company's future prosperity, thereby advancing the interests of the Company and all of its shareholders as well as paying compensation to past employees of the Company in lieu of their accrued salaries. Copies of the agreements have been filed as exhibits to this Registration Statement.

Common  Stock

     The Board of Directors has authorized the issuance of up to 2,412,500 shares of Common Stock to the Consultants and officers upon effectiveness of this Registration Statement.

The  Consultants

     The Consultants have agreed to provide their expertise and advice to the Company for the purposes set forth in their agreements with the Company. In addition, the Company is also registering stock as satisfaction for salaries owed to past officers of the Company.

No  Restrictions  on  Transfer

     The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax  Treatment  to  the  Consultants

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be required for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occur: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture.
Accordingly, absent a specific contractual provision to the contrary, the Consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. The Consultants are urged to consult their own tax advisors on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation. Since many of the Consultants are Canadian citizens, they are urged to consult their own tax advisors as to how the consideration they are receiving will be treated for Canadian tax reporting purposes.

Tax  Treatment  to  the  Company

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions  on  Resale

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the Company's common stock issued hereunder to affiliates is equal to the value of services rendered. Shares of the Company's Common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE
                                       AND
                             ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (1) its Form 10-KSB for the year ended September 30, 2001, filed pursuant to the Exchange Act; (2) any and all Quarterly Reports and Current Reports on Form 10-Q (or 10-QSB or 8-K) filed under the Securities Exchange Act subsequent to the filing of the Company's Annual Report on Form 10-K (or 10-KSB) for the fiscal year ended September 30, 2001, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to termination of this Offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing. All documents which when together constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item  2.     Registrant  Information  and  Employee  Plan  Annual  Information

     A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: MicroSignal Corporation, 345 Southpointe Blvd., Canonsburg, PA 15317, (724) 746-9476.

Legal  Opinion  and  Experts

     Claudia J. Zaman has rendered an opinion on the validity of the securities being registered. Ms. Zaman is not an "affiliate" of the Company and currently owns no shares of the Company's Common Stock.

     The financial statements of MicroSignal Corporation incorporated by reference in this Prospectus for the fiscal year ended September 30, 2001 have been audited by Armando C. Ibarra, Certified Public Accountants, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Indemnification  of  Officers  and  Directors

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person on connection with the securities being registered, registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     Registrant  hereby  states  that (i) all documents set forth in (a) through
(c),  below,  are  incorporated by reference in this registration statement, and
(ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     (a) Registrant's latest Annual Report, whether filed pursuant to Section 13(a)or 15(d) of the Exchange Act;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

     (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.

Item  4.     Description  of  Securities

     No description of the class of securities (i.e., the $.0001 par value common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item  5.     Interests  of  Named  Experts  and  Counsel

     Ms.  Zaman  owns  no  shares  of  the  Company's  common  stock.

Item  6.     Indemnification  of  Directors  and  Officers

     The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

     Pursuant to the Company's bylaws, the Company shall have the right to indemnify , to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of Nevada Corporation Law and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of the Company to indemnify such persons shall include, but not be limited to, the authority of the Company to enter into written agreements for indemnification with such persons.

     Subject to the provisions of Nevada Revised Statutes and any amendments thereto, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for:

1) a breach of the Director's duty of loyalty to the Corporation or its shareholders;

2) an act or omission not in good faith that constitutes a breach of duty of the Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

3) A transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; or

4) an act or omission for which the liability of a Director is expressly provided by an applicable statute.

Item  7.     Exemption  from  Registration  Claimed

     Not  Applicable.

Item  8.     Exhibits

     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit  No.          Title
5          Opinion  of  Claudia  J.  Zaman  regarding  the  legality
           of the  securities  registered.
10.10      Independent  Contractor/Consulting  Agreement  with  Antal  Markus
10.11      Independent  Contractor/Consulting  Agreement  with  Gopals Sahota
10.12      Independent Contractor/Consulting Agreement with Igor Litovsky
10.13      Independent Contractor/Consulting Agreement with Arkadi Aminov
10.14      Employment Agreement with Matthew McConaghy
23.1       Consent of Claudia J. Zaman, counsel to the registrant, to the use of her opinion with respect to the legality of the securities being registered hereby and to the references to her in the Prospects filed as part hereof.
23.2       Consent of Armando C. Ibarra Certified Public Accountants, independent auditors of the registrant

Item  9.     Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs are incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14e-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Canonsburg, State of Pennsylvania on November 19, 2002.

                              MICROSIGNAL  CORPORATION

                              By:/s/  Matthew  G.  McConaghy
                                 Matthew  G.  McConaghy,  President,  CFO

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

November  20,  2002                    /s/  Matthew  G.  McConaghy
                                       Matthew  G.  McConaghy,  Director



November  20,  2002                    /s/  Dr.  Nathan  Blumberg
                                       Dr.  Nathan  Blumberg,  Director

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit
Number in
Registration                                                     Numbered
Statement          Description                                     Page
---------          -----------                                     ----

5.               Opinion of Counsel

10.10 Independent Contractor/Consulting Agreement with Antal Markus

10.11 Independent Contractor/Consulting Agreement with Gopals Sahota

10.12 Independent Contractor/Consulting Agreement with Igor Litovsky

10.13 Independent Contractor/Consulting Agreement with Arkadi Aminov

10.14            Employment Agreement with Matthew McConaghy

23.1             Consent of Claudia J. Zaman to Use of Opinion

23.2             Consent of Armando C. Ibarra Certified Public Accountants